EXHIBIT 4.(v)

MTN Conditions

The following are the MTN Conditions which, as supplemented, amended, modified or replaced in relation to any MTN by any relevant Supplement, apply to each Series of MTNs constituted by the Note Deed Poll described below. References below to the “Supplement” are references to any Supplement applicable to the relevant Tranche of MTNs but do not limit the provisions which may be supplemented, amended, modified or replaced by a relevant Supplement in relation to that particular Tranche of MTNs.

Each Holder and any person claiming through or under a Holder is deemed to have notice of, and is bound by, these Conditions, the Note Deed Poll, the Information Memorandum, the applicable Agency Agreement and any applicable Supplement.

Copies of the above documents (to the extent they relate to a Tranche of MTNs) will be available for inspection by Holders of any MTN of such Tranche during normal business hours at the respective offices of the Issuer and the Registrar.

Definitions and interpretation provisions are set out in Condition 1 (“Interpretation”). All capitalised terms that are not defined in these Conditions will have the meanings given to them in the applicable Supplement. References in these conditions to “MTNs” are to the MTNs of one specific Series only, not to all MTNs that may be issued under the Programme.

Part 1 Introduction

1	Interpretation

(a)	Definitions

In these Conditions the following expressions have the following meanings:

Additional Amount means an additional amount payable by the Issuer under Condition 13 (“Taxation”).

Agency Agreement means:

	(a)	the Australian Registry Services Agreement;

	(b)	the New Zealand Registry Services Agreement; or

	(c)	any other agency agreement entered into by the Issuer in relation to an issue of MTNs.

Agent means:

	(a)	in the case of an issue of Australian Domestic MTNs, the Australian Registrar;

	(b)	in the case of an issue of New Zealand Domestic MTNs, the New Zealand Registrar;

	(c)	the Calculation Agent; and

	(d)	such other person appointed by the Issuer in relation to any MTNs from time to time.

Amortised Face Amount means, in relation to an MTN, an amount equal to the sum of:

	(a)	the issue price specified in the Supplement; and

(b)	the amount resulting from the application of the amortisation yield specified in the Supplement (compounded annually) to the issue price (as specified in the Supplement) from (and including) the Issue Date specified in the Supplement to (but excluding) the date fixed for redemption or (as the case may be) the date the MTN becomes due and repayable.

If the calculation is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year must be made on the basis of the Day Count Fraction specified in the Supplement.

Austraclear means Austraclear Limited (ABN 94 002 060 773).

Austraclear New Zealand Regulations means the regulations known as the “Austraclear New Zealand System Rules” established by the Reserve Bank of New Zealand to govern the use of the Austraclear New Zealand System.

Austraclear New Zealand System means the system operated by the Reserve Bank of New Zealand in New Zealand for holding securities and electronic recording and settling of transactions in those securities between members of that system.

Austraclear Regulations means the regulations known as the “Austraclear System Regulations” established by Austraclear to govern the use of the Austraclear System.

Austraclear System means the system operated by Austraclear in Australia for holding securities and electronic recording and settling of transactions in those securities between members of the system.

Australian Domestic MTN means an MTN issued in the Australian domestic markets and specified as such in the applicable Supplement.

Australian Registrar means, in relation to Australian Domestic MTNs, Austraclear Services Limited (ABN 33 051 775 556) or such other person appointed by the Issuer pursuant to the Australian Registry Services Agreement to maintain a Register in relation to Australian Domestic MTNs and perform such payment and other duties as specified in that agreement.

Australian Registry Services Agreement means the agreement titled “Agency and Registry Services Agreement” dated on or about the date of this agreement between the Issuer and the Australian Registrar.

Australian Tax Act means the Income Tax Assessment Act of 1936 of Australia and, where applicable, the Income Tax Assessment Act 1997 of Australia.

Business Day means a day on which banks are open for general banking business in:

(a)	for Australian Domestic MTNs, Sydney, Australia;

(b)	for New Zealand Domestic MTNs, Auckland and Wellington, New Zealand,

and in each (if any) Relevant Financial Centre specified in the Supplement (not being a Saturday, Sunday or public holiday in that place) and, if an MTN is to be issued or paid on that day, a day on which each Clearing System is operating.

Business Day Convention means a convention for adjusting any date if it would otherwise fall on a day that is not a Business Day and the following conventions, where specified in the Supplement in relation to any date applicable to any MTN, have the following meanings:

(a)	“Floating Rate Convention” means that the date is postponed to the next following day which is a Business Day unless that day falls in the next calendar month, in which event:

(i) that date is brought forward to the first preceding day that is a Business Day; and

(ii) each subsequent Interest Payment Date is the last Business Day in the month which falls the number of months or other period specified as the Interest Period in the Supplement after the preceding applicable Interest Payment Date occurred;

(b)	“Following Business Day Convention” means that the date is postponed to the first following day that is a Business Day;

(c)	“Modified Following Business Day Convention or Modified Business Day Convention” means that the date is postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date is brought forward to the first preceding day that is a Business Day;

(d)	“Preceding Business Day Convention” means that the date is brought forward to the first preceding day that is a Business Day; and

(e)	“No Adjustment” means that the relevant date must not be adjusted in accordance with any Business Day Convention.

If no convention is specified in the Supplement, the Following Business Day Convention applies. Different conventions may be specified in relation to, or apply to, different dates.

Calculation Agent means the Registrar or any other person specified in the Supplement as the party responsible for calculating the Interest Rate and other amounts required to be calculated under these Conditions.

Clearing System means:

(a)	the Austraclear System;

(b)	the Austraclear New Zealand System; or

(c)	any other clearing system specified in the Supplement.

Corporations Act means the Corporations Act 2001 of Australia.

Custodian means New Zealand Central Securities Depositary Limited or any other entity appointed from time to time by the Operator, under the Austraclear New Zealand Regulations, as custodian trustee to hold securities on the Austraclear New Zealand System.

Day Count Fraction means, in respect of the calculation of interest for any period of time (“Calculation Period”), the day count fraction specified in the Supplement and:

(a)	if “Actual/Actual (ICMA)” is so specified, means:

(i) where the Calculation Period is equal to or shorter than the Regular Period during which it falls, the actual number of days in the Calculation Period divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods normally ending in any year; and

(ii) where the Calculation Period is longer than one Regular Period, the sum of:

		(I)	the actual number of days in such Calculation Period falling in the Regular Period in which it begins divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year; and

		(II)	the actual number of days in such Calculation Period falling in the next Regular Period divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods normally ending in any year;

(b)	if “Actual/365” or “Actual/Actual (ISDA) ” is so specified, means the actual number of days in the Calculation Period divided by 365 (or, if any portion of the Calculation Period falls in a leap year, the sum of:

	(i)	the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366; and

	(ii)	the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(c)	if “Actual/365 (Fixed) ” is so specified, means the actual number of days in the Calculation Period divided by 365;

(d)	if “Actual/360” is so specified, means the actual number of days in the Calculation Period divided by 360;

(e)	if “30/360” is so specified, means the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-day months unless:

	(i)	the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day is not considered to be shortened to a 30-day month; or

	(ii)	the last day of the Calculation Period is the last day of the month of February, in which case the month of February is not considered to be lengthened to a 30-day month);

(f)	if “30E/360 ” or “Eurobond Basis” is so specified means, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February is not considered to be lengthened to a 30-day month);

(g)	if “RBA Bond Basis” or “Australian Bond Basis” is so specified, means one divided by the number of Interest Payment Dates in a year; and

(h)	any other day count fraction specified in the Supplement.

Debt means all obligations that in accordance with generally accepted accounting principles would be included in determining the total liabilities of an entity and all obligations guaranteeing the debt of any third person.

Denomination means the notional face value of an MTN specified in the Supplement.

Event of Default means an event so described in Condition 15 (“Events of Default”).

Extraordinary Resolution has the meaning given in the Meetings Provisions.

Fixed Rate MTN means an MTN on which interest is calculated at a fixed rate payable in arrears on a fixed date or fixed dates in each year and on redemption or on any other dates as specified in the Supplement.

Floating Rate MTN means an MTN on which interest is calculated at a floating rate payable 1, 2, 3, 6, or 12 monthly or in respect of any other period or on any date specified in the Supplement.

Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity. It also includes a self-regulatory organisation established under statute or a stock exchange.

Holder means, in respect of an MTN, the person whose name is entered in the Register as the holder of that MTN.

For the avoidance of doubt, where an MTN is held in a Clearing System, references to a Holder include the operator of that system or a nominee for that operator or a common depository for one or more Clearing Systems (in each case acting in accordance with the rules and regulations of the Clearing System or Systems).

Index Linked MTN means an MTN in respect of which the amount payable in respect of interest is calculated by reference to an index or a formula or both as specified in the Supplement.

Information Memorandum in respect of an MTN means the information memorandum, disclosure document (as defined in the Corporations Act) or other offering document referred to in the Supplement.

Instalment Amounts has the meaning given in the Supplement.

Instalment MTN means an MTN which is redeemable in one or more instalments, as specified in the Supplement.

Interest Commencement Date means, for an MTN, the Issue Date of the MTN or any other date so specified in the Supplement.

Interest Determination Date has the meaning given in the Supplement.

Interest Payment Date means each date so specified in, or determined in accordance with, the Supplement.

Interest Period means each period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next Interest Payment Date. However:

(a)	the first Interest Period commences on (and includes) the Interest Commencement Date; and

(b)	the final Interest Period ends on (but excludes) the Maturity Date.

Interest Rate means, for an MTN, the interest rate (expressed as a percentage per annum) payable in respect of that MTN specified in the Supplement or calculated or determined in accordance with these Conditions and the Supplement.

ISDA Definitions means the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (as supplemented, amended and updated as at the Issue Date of the first Series or Tranche of the MTNs of the Series).

Issue Date means the date on which an MTN is, or is to be issued, as specified in, or determined in accordance with, the Supplement.

Issuer means American Express Credit Corporation.

Issuer's Borrowing Base means the sum of:

(a)	the outstanding Debt owed by the Issuer to American Express Company, or a Subsidiary of American Express Company, that has been subordinated to the MTNs; plus

(b)	at any date, the aggregate stated value of all classes of the Issuer's capital stock plus the aggregate amount of the consolidated surplus, whether capital, earned or other, of the Issuer and its consolidated Subsidiaries, calculated in accordance with generally accepted accounting principles;

Margin means the margin specified in, or determined in accordance with, the Supplement.

Maturity Date means, the date so specified in, or determined in accordance with, the Supplement.

Meetings Provisions means the provisions relating to meetings of Holders set out in the schedule to the Note Deed Poll.

MTN means a medium term debt obligation issued or to be issued by the Issuer which is constituted by, and owing under the Note Deed Poll, the details of which are recorded in, and evidenced by, entry in, the Register.

New Zealand Domestic MTN means an MTN issued in the New Zealand domestic markets and specified as such in the applicable Supplement.

New Zealand Registrar means, in relation to New Zealand Domestic MTNs, Computershare Investor Services Limited or such other person appointed by the Issuer pursuant to the New Zealand Registry Services Agreement to maintain a Register in relation to New Zealand Domestic MTNs and perform such payment and other duties as specified in that agreement.

New Zealand Registry Services Agreement means the agreement titled “Registrar and Paying Agency Agreement” dated on or about the date of this agreement between the Issuer and the New Zealand Registrar.

Note Deed Poll means the deed so entitled dated 15 November 2006 and executed by the Issuer.

Offshore Associate means an associate (as defined in section 128F of the Australian Tax Act) of the Issuer that either:

(a)	a non-resident of Australia which does not acquire the MTNs in carrying on a business at or through a permanent establishment in Australia; or

(b)	a resident of Australia that acquires the MTNs in carrying on a business at or through a permanent establishment outside Australia.

Operator means the Reserve Bank of New Zealand or its successor or replacement from time to time in its capacity as operator of the Austraclear New Zealand System.

Ordinary Resolution has the meaning given in the Meetings Provisions.

Partly Paid MTN means an MTN in relation to which the initial subscription moneys are payable to the Issuer in two or more instalments.

Process Agent means Emesco Agents Pty Ltd (ABN 38 000 405 265).

Record Date means:

(a)	for Australian Domestic MTNs, the close of business in the place where the Register is maintained on the eighth calendar day before the payment date;

(b)	for New Zealand Domestic MTNs, the close of business in the place where the Register is maintained on the tenth calendar day before the payment date; or

(c)	any other date so specified in the Supplement.

Redemption Amount means:

(a)	for an MTN (other than a Zero Coupon MTN or a Structured MTN), the outstanding principal amount as at the date of redemption;

(b)	for a Zero Coupon MTN, the Amortised Face Amount calculated as at the date of redemption; and

(c)	for a Structured MTN, the amount determined by the Calculation Agent in the manner specified in the Supplement,

and also includes any final instalment and any other amount in the nature of a redemption amount specified in, or determined in accordance with, the Supplement or these Conditions.

Reference Banks means the institutions so described in the Supplement or, if none, four major banks selected by the Calculation Agent in the market that is most closely connected with the Reference Rate.

Reference Rate has the meaning given in the Supplement.

Register means any register, including any branch register, of MTNs established and maintained by or on behalf of the Issuer in which is entered the names and addresses of Holders whose MTNs are carried on that register, the amount of MTNs held by each Holder and the Tranche, Series and date of issue and transfer of those MTNs, and any other particulars which the Issuer sees fit.

Registrar means:

(a)	for Australian Domestic MTNs, the Australian Registrar;

(b)	for New Zealand Domestic MTNs, the New Zealand Registrar; and

(c)	any other party expressed to be the registrar in respect of any Tranche of MTNs in an Agency Agreement.

Regular Period means:

(a)	in the case of MTNs where interest is scheduled to be paid only by means of regular payments, each Interest Period;

(b)	in the case of MTNs where, apart from the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where "Regular Date" means the day and month (but not the year) on which any Interest Payment Date falls; and

(c)	in the case of MTNs where, apart from one Interest Period other than the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where "Regular Date" means the day and month (but not the year) on which any Interest Payment Date falls other than the Interest Payment Date falling at the end of the irregular Interest Period.

Relevant Financial Centre has the meaning given in the Supplement.

Relevant Indebtedness means any present or future indebtedness of the Issuer or a Subsidiary of the Issuer or any other person or entity in the form of, or represented by, bonds, notes, debentures, loan stock or other securities.

Relevant Screen Page means:

(a)	the page, section or other part of a particular information service (including the Reuters Monitor Money Rates Service and the Dow Jones Telerate Service) specified as the Relevant Screen Page in the Supplement; or

(b)	any other page, section or other part as may replace it on that information service or such other information service, in each case, as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to the Reference Rate.

Relevant Time has the meaning given in the Supplement.

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. Without limitation, it includes security by way of deposit of moneys or other property and title retention other than in the ordinary course of day-to-day trading, but does not include:

(i)	any lien arising by operation of law in the ordinary course of business;

(ii)	any charge or lien in favour of a Governmental Agency arising by operation of law;

(iii)	deposits of money or property in the ordinary course of business by way of security for the performance of statutory obligations, where there is no default in respect of the secured obligations.

(iv)	liens for taxes, assessments or governmental charges that are not at the time due or that are payable without penalty or as to which the Issuer or any of its Subsidiaries has not yet been officially assessed or notified or that are being contested in good faith by appropriate proceedings;

(v)	any security interest incidental to the conduct of business or the ownership of properties or assets that were not incurred in connection with the issuance or assumption of Debt, and that do not in the aggregate materially detract from the value of any properties or assets or materially impair their use in the operation of business;

(vi)	liens on deposits of money in connection with the provision of financial accomodation to any person in the ordinary course of business;

(vii)	any security interest on properties or assets of a Subsidiary of the Issuer to secure obligations of such Subsidiary to the Issuer or to one or more of the Issuer's Subsidiaries;

(viii)	any security interest existing on any tangible property of any corporation at the time it becomes a Subsidiary of the Issuer, or existing prior to the time of acquisition upon any tangible property acquired through purchase, merger or consolidation or otherwise, whether or not assumed or placed upon tangible property being constructed or acquired to secure all or a portion of the purhcase price thereof; or

(ix)	any extension, renewal or replacement, in whole or in part, of any mortgage, pledge, encumbrance, security interest or charge referred to in the foregoing clauses (i) to (viii) inclusive.

Security Record:

(a)	for Australian Domestic MTNs, has the meaning given to it in the Austraclear Regulations; and

(b)	for New Zealand Domestic MTNs, has the meaning given to the term “Security Account” in the Austraclear New Zealand Regulations.

Series means an issue of MTNs made up of one or more Tranches all of which form a single Series and are issued on the same Conditions except that the Issue Date and Interest Commencement Date may be different in respect of different Tranches of a Series.

Specified Office means the office specified in the Information Memorandum or any other address notified to Holders from time to time.

Structured MTN means:

(a)	an Index Linked MTN; or

(b)	an Instalment MTN.

Subsidiary of an entity means any corporation, partnership or other entity of which the first entity owns or controls, directly or indirectly more than 50% of the outstanding Voting Stock.

Supplement means, in respect of a Tranche of MTNs, the pricing or other supplement in relation to such MTNs which may be in the form, or substantially in the form, set out in the Information Memorandum.

Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them except if imposed on, or calculated having regard to, the net income of a Holder.

Tranche means an issue of MTNs specified as such in any applicable Supplement issued on the same Issue Date and on the same Conditions.

United States means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

United States Alien means any person who is, for United States federal income tax purposes, as to the United States:

	(a)	a foreign corporation;

	(b)	a foreign partnership any member of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust;

	(c)	a non-resident alien individual; or

	(d)	a non-resident alien fiduciary of a foreign estate or trust.

Voting Stock shall mean stock or other interests evidencing ownership in a corporation, partnership or other entity which ordinarily has voting power for the election of directors, or other persons performing equivalent functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Zero Coupon MTN means an MTN which does not carry entitlement to periodic payment of interest before the redemption date of the MTN and which is issued at a discount to its principal amount.

(b)	References to certain general terms

Unless the contrary intention appears, a reference in these Conditions to:

	(i)	a group of persons is a reference to any two or more of them jointly and to each of them individually;

	(ii)	a document (including these Conditions) includes any variation or replacement of it;

(iii)

law means common law, principles of equity and laws made by any parliament (and laws made by parliament include and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(iv)

a directive means a treaty, an official directive, request, regulation, guideline or policy (whether or not having the force of law) with which responsible participants in the relevant market generally comply;

	(v)	Australian dollars or A$ is a reference to the lawful currency of Australia;

	(vi)	New Zealand dollars or NZ$ is a reference to the lawful currency of New Zealand;

	(vii)	a time of day is a reference to Sydney time;

	(viii)	the word “person” includes an individual, a firm, a body corporate, an unincorporated association and an authority;

	(ix)	a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

	(x)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

	(xi)	anything (including any amount) is a reference to the whole and each part of it;

	(xii)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind; and

	(xiii)	a reference to an accounting term is to be interpreted in accordance with generally accepted principals in the United States applicable at the time.

(c)	References to particular terms

Unless the contrary intention appears, in these Conditions:

	(i)	a reference to the Issuer, the Registrar, the Calculation Agent or another Agent is a reference to the person so specified in the Supplement;

	(ii)	a reference to the Agency Agreement is a reference to the Agency Agreement applicable to the MTNs of the relevant Series;

	(iii)	a reference to an MTN is a reference to an MTN of a particular Series issued by the Issuer specified in the Supplement;

	(iv)	a reference to a Holder is a reference to the holder of MTNs of a particular Series;

	(v)	if the MTNs are Zero Coupon MTNs or Structured MTNs which do not bear interest, references to interest are not applicable;

	(vi)	a reference to a particular date is a reference to that date adjusted in accordance with the applicable Business Day Convention; and

	(vii)	a reference to a Tranche is a reference to a Tranche of a particular Series.

(d)	References to principal and interest

Unless the contrary intention appears, in these Conditions:

(i)

any reference to “principal” is taken to include the Redemption Amount, any additional amounts in respect of principal which may be payable under Condition 13 (“Taxation”), all Instalment Amounts, any premium payable in respect of an MTN, and any other amount in the nature of principal payable in respect of the MTNs under these Conditions;

	(ii)	the principal amount of an MTN issued at a discount is to be taken as at any time to equal the lesser of:

(i) its Denomination; and

(ii) if specified in the Supplement, its Amortised Face Amount at that time;

(iii)

the principal amount of an MTN which is to vary by reference to a schedule or formula (where such determination has been previously made in accordance with these Conditions) is to be taken as at any time to equal its varied amount;

	(iv)	the principal amount of a Partly Paid MTN is to be taken to equal its paid up principal amount;

	(v)	the principal amount of an Instalment MTN at any time is to be taken to be its Denomination less the total instalments repaid to the extent that such instalments relate to a repayment of principal;

	(vi)	any reference to “interest” is taken to include all interest payable and all other amounts in the nature of interest payable in respect of the MTNs under these Conditions; and

	(vii)	any reference to “interest” is taken to include any additional amounts in respect of interest which may be payable under Condition 13 (“Taxation”).

(e)	Number

The singular includes the plural and vice versa.

(f)	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of these Conditions.

(g)	Terms defined in Supplement

Terms which are defined in any applicable Supplement as having a defined meaning have the same meaning when used in these Conditions but if any applicable Supplement gives no meaning or specifies that the definition is “Not Applicable”, then that definition is not applicable to the MTNs.

2	Introduction

(a)	Programme

MTNs are issued under a debt issuance programme established by the Issuer.

(b)	Supplement

MTNs are issued in Series. A Series may comprise one or more Tranches having one or more Issue Dates and on conditions otherwise identical (other than in respect of the first payment of interest). A Tranche is the subject of a Supplement which supplements, amends or replaces these Conditions. If there is any inconsistency between these Conditions and any applicable Supplement, that Supplement prevails.

Copies of any applicable Supplement are available for inspection or on request by a Holder or prospective Holder during normal business hours at the Specified Office of the Issuer or the Registrar.

(c)	Types of MTNs

An MTN may be:

(i) a Fixed Rate MTN; or

(ii) a Floating Rate MTN; or

(iii) a Zero Coupon MTN; or

(iv) a Structured MTN (being either an Index Linked MTN or an Instalment MTN), or a combination of the above (or any other type of debt obligation including a certificate of deposit), as specified in the relevant Supplement.

(d)	Denomination

MTNs are issued in a single Denomination of A$10,000 unless otherwise specified in the relevant Supplement.

(e)	Currency

MTNs are denominated in the currency specified in the relevant Supplement.

(f)	Clearing Systems

MTNs may be held in a Clearing System, in which case the rights of a person holding an interest in the MTNs lodged in the Clearing System are subject to the rules and regulations of the Clearing System.

(g)	Issue restrictions and tenor

Unless otherwise specified in any relevant Supplement, MTNs may only be issued if:

(i) in the case of:

(i) Australian Domestic MTNs, the aggregate consideration payable to the Issuer by the relevant Holder is at least A$500,000 (or its equivalent in other currencies) (disregarding moneys lent by the Issuer or its associates to the Holder) or, if the offer or invitation for the issue of the MTNs otherwise does not require disclosure to investors under Part 6D.2 of the Corporations Act 2001 of Australia;

(ii) New Zealand Domestic MTNs, the aggregate consideration payable to the Issuer by the relevant Holder is not less than NZ$500,000 (disregarding any amount lent by the offeror, the Issuer or any associated person of the offeror or Issuer) or the New Zealand Domestic MTNs are issued to persons whose principal business is the investment of money or who in the course of and for the purposes of their business, habitually invest money within the meaning of the Securities Act 1978 of New Zealand; and

(ii) the issue complies with all other applicable laws.

Part 2 The MTNs

3	Form

(a)	Constitution under Note Deed Poll

MTNs are debt obligations of the Issuer constituted by, and owing under, the Note Deed Poll.

(b)	Form

MTNs are issued in registered form by entry in the Register.

(c)	No certificates

No certificates will be issued to Holders unless the Issuer determines that certificates should be available or are required by any applicable law.

(d)	Status

MTNs constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer.

(e)	Ranking

MTNs rank equally among themselves and at least equally with all other unsubordinated and unsecured obligations of the Issuer except for liabilities mandatorily preferred by law.

4	Restrictions on the Issuer

(a)	Negative pledge

So long as any of the MTNs remain outstanding, the Issuer will not, and will ensure that none of its Subsidiaries will, create or permit to subsist any Security Interest upon the whole or any part of its present or future assets or revenues as security for any Relevant Indebtedness or any guarantee given in respect of any Relevant Indebtedness unless: (i) in the case of the creation of the Security Interest, prior to or simultaneously therewith, and in any other case, promptly, the Issuer either:

(a)

grants or procures to be granted a Security Interest or Security Interests securing its obligations under the MTNs, equally and rateably in all respects so as to rank pari passu with the applicable Relevant Indebtedness or guarantee; or

	(b)	grants or procures to be granted such other Security Interest or Security Interests in respect of its obligations under the MTNs, as shall be approved by an Extraordinary Resolution of the Holders, or

	(c)	the aggregate amount of the secured Relevant Indebtedness of the Issuer and its Subsidiaries does not exceed 10% of the Issuers Borrowing Base.

(b)	Consolidation and merger

The Issuer may, without the consent of the Holders consolidate with or merge into any other company, or sell, lease or convey all or substantially all of its assets to any company organised and existing under the laws of the United States of America, provided that:

(A)

the company formed by or resulting from any such consolidation or merger or that has received such assets expressly assumes (in place of the Issuer) payment and delivery of all amounts payable (including Additional Amounts) and deliverable in respect of the MTNs and the performance and observance of these Conditions; and

	(B)	immediately after such consolidation or merger or receiving such assets, the Issuer and the successor company are not in default under these Conditions.

5	Title and transfer of MTNs

(a)	Title

Title to MTNs passes when details of the transfer are entered in the Register.

(b)	Effect of entries in Register

Each entry in the Register in respect of an MTN constitutes:

	(i)	an unconditional and irrevocable undertaking by the Issuer to the Holder to pay principal and (if applicable) interest and any other amount in accordance with these Conditions; and

	(ii)	an entitlement to the other benefits given to Holders under these Conditions in respect of the relevant MTN.

(c)	Register conclusive as to ownership

Entries in the Register in relation to an MTN constitute conclusive evidence that the person so entered is the absolute owner of the MTN subject to correction for fraud or error.

(d)	Non-recognition of interests

Except as required by law, the Issuer and the Registrar must treat the person whose name is entered in the Register as the holder of an MTN as the absolute owner of that MTN. This

Condition applies whether or not an MTN is overdue and despite any notice of ownership, trust or interest in the MTN.

(e)	Joint holders

Where two or more persons are entered in the Register as the joint holders of an MTN then they are taken to hold the MTN as joint tenants with rights of survivorship, but the Registrar is not bound to register more than four persons as joint holders of an MTN.

(f)	Transfers in whole

MTNs may be transferred in whole but not in part.

(g)	Compliance with laws

MTNs may only be transferred if:

(i) in the case of Australian Domestic MTNs:

(i) the offer or invitation giving rise to the transfer does not constitute an offer or invitation for which disclosure is required to be made to investors under Part 6D.2 of the Corporations Act; and

(ii) the transfer complies with any applicable law or directive of the jurisdiction where the transfer takes place; and

(ii)

in the case of New Zealand Domestic MTNs, the offer or invitation giving rise to the transfer does not require a registered prospectus under the Securities Act 1978 of New Zealand and the transfer, and the offer or invitation giving rise to the transfer, and complies with all other applicable laws and directives of New Zealand and the jurisdiction where the transfer takes place.

(h)	Transfer procedures
Interests in MTNs held in a Clearing System are transferable only in accordance with the rules and regulations of that Clearing System.

In particular, where the Custodian is the Holder and the MTN is lodged in the Austraclear New Zealand System, the Operator may, in its absolute discretion and, to the extent not prohibited by the Austraclear New Zealand Regulations, instruct the New Zealand Registrar to transfer the MTN to the person in whose Security Record that MTN is recorded without any consent or action of such transferee and, as a consequence, remove that MTN from the Austraclear New Zealand System.

Application for the transfer of MTNs not held in a Clearing System must be made by the lodgment of a transfer form with the Registrar at its Specified Office. Transfer forms must be in the form available from the Registrar. Each transfer form must be:

(a) duly completed;

(b) accompanied by any evidence the Registrar may require to establish that the transfer form has been duly executed; and

(c) signed by, or on behalf of, both the transferor and the transferee.

Transfers are registered without charge provided all applicable Taxes have been paid.

(i)	Effect of transfer

Upon registration and entry of the transferee in the Register the transferor ceases to be entitled to future benefits under these Conditions in respect of the transferred MTNs and the transferee becomes so entitled in accordance with Condition 5.2 (“Effect of entries in Register”).

(j)	[CHESS]

[MTNs listed on the Australian Stock Exchange Limited (ABN 98 008 624 691) will not be transferred through, or registered on, the Clearing House Electronic Subregister System operated by the Australian Stock Exchange and will not be “Approved Financial Products” (as defined for the purposes of that system).]

5.11	Austraclear or Custodian as Holder

If Austraclear or the Custodian is recorded in the Register as the Holder, each person in whose Security Record an MTN is recorded is taken to acknowledge in favour of the Issuer, the Registrar and the relevant Holder (and, if the Holder is the Custodian, the Operator) that:

(i) the Registrar’s decision to act as the Registrar of that MTN is not a recommendation or endorsement by the Registrar or the relevant Holder (or, if the Holder is the Custodian, the Operator) in relation to that MTN, but only indicates that the Registrar considers that the holding of the MTN is compatible with the performance by it of its obligations as Registrar under an Agency Agreement; and

(ii) the relevant Holder does not rely on any fact, matter or circumstance contrary to paragraph (a).

Part 3 Interest

6	Fixed Rate MTNs

This Condition 6 (“Fixed Rate MTNs”) applies to the MTNs only if the Supplement states that it applies.

(a)	Interest on Fixed Rate MTNs

Each Fixed Rate MTN bears interest on its outstanding principal amount from (and including) its Interest Commencement Date to (but excluding) its Maturity Date at the Interest Rate. Interest is payable in arrear on each Interest Payment Date.

(b)	Fixed Coupon Amount

Unless otherwise specified in the Supplement, the amount of interest payable on each Interest Payment Date in respect of the preceding Interest Period is the Fixed Coupon Amount specified in the Supplement.

(c)	Calculation of interest payable

The amount of interest payable in respect of a Fixed Rate MTN for any period for which a Fixed Coupon Amount is not specified in the Supplement is calculated by multiplying the Interest Rate for that period, the outstanding principal amount of the Fixed Rate MTN and the applicable Day Count Fraction.

7	Floating Rate MTNs

This Condition 7 (“Floating Rate MTNs”) applies to the MTNs only if the Supplement states that it applies.

(a)	Interest on Floating Rate MTNs

Each Floating Rate MTN bears interest on its outstanding principal amount from (and including) its Interest Commencement Date to (but excluding) its Maturity Date at the Interest Rate.

Interest is payable in arrears:

	(i)	on each Interest Payment Date; or

(ii)

if no Interest Payment Date is specified in the Supplement, each date which falls the number of months or other period specified as the Specified Period in the Supplement after the preceding Interest Payment Date (or in the case of the first Interest Payment Date, after the Interest Commencement Date).

(b)	Interest Rate determination

The Interest Rate payable in respect of a Floating Rate MTN must be determined by the Calculation Agent in accordance with these Conditions.

(c)	Fallback Interest Rate

Unless otherwise specified in the Supplement, if, in respect of an Interest Period, the Calculation Agent is unable to determine a rate in accordance with Condition 7.2 (“Interest Rate determination”), the Interest Rate for the Interest Period is the Interest Rate applicable to the Floating Rate MTNs during the immediately preceding Interest Period.

(d)	ISDA Determination

If ISDA Determination is specified in the Supplement as the manner in which the Interest Rate is to be determined, the Interest Rate applicable to the Floating Rate MTNs for each Interest Period is the sum of the Margin and the ISDA Rate.

In this Condition:

(i)

“ISDA Rate” means for an Interest Period, a rate equal to the Floating Rate that would be determined by the Calculation Agent under a Swap Transaction if the Calculation Agent for the Floating Rate MTNs were acting as Calculation Agent for that Swap Transaction under the terms of an agreement incorporating the ISDA

Definitions and under which:

		(A)	the Floating Rate Option, the Designated Maturity and the Reset Date are as specified in the Supplement; and

		(B)	the Period End Dates are each Interest Payment Date, the Spread is the Margin and the Floating Rate Day Count Fraction is the Day Count Fraction; and

(ii)

“Swap Transaction”, “Floating Rate”, “Calculation Agent” (except references to “Calculation Agent for the Floating Rate MTNs”), “Floating Rate Option”, “Designated Maturity”, “Reset Date”, “Period End Date”, “Spread” and “Floating Rate Day Count Fraction” have the meanings given to those terms in the ISDA Definitions

.
(e)	Screen Rate Determination

If Screen Rate Determination is specified in the Supplement as the manner in which the Interest Rate is to be determined, the Interest Rate applicable to the Floating Rate MTNs for each Interest Period is the sum of the Margin and the Screen Rate.

In this Condition, “Screen Rate” means, for an Interest Period, the quotation offered for the Reference Rate appearing on the Relevant Screen Page at the Relevant Time on the Interest Determination Date. However:

(i)

if there is more than one offered quotation displayed on the Relevant Screen Page at the Relevant Time on the Interest Determination Date, the “Screen Rate” means the rate calculated by the Calculation Agent as the average of the offered quotations. If there are more than five offered quotations, the Calculation Agent must exclude the highest and lowest quotations (or in the case of equality, one of the highest and one of the lowest quotations) from its calculation;

(ii)

if an offered quotation is not displayed by the Relevant Time on the Interest Determination Date or if it is displayed but the Calculation Agent determines that there is an obvious error in that rate, the “Screen Rate” means:

(A)

the rate the Calculation Agent calculates as the average mean of the Reference Rates that each Reference Bank quoted to the leading banks in the Relevant Financial Centre specified in the Supplement at the Relevant Time on the Interest Determination Date; or

(B)

where the Calculation Agent is unable to calculate a rate under paragraph (i) because it is unable to obtain at least two quotes, the rate the Calculation Agent calculates as the average of the rates (being the nearest equivalent to the Reference Rate) quoted by two or more banks chosen by the Calculation Agent in the Relevant Financial Centre at approximately the Relevant Time on the Interest Determination Date for a period equivalent to the Interest Period to leading banks carrying on business in the Relevant Financial Centre in good faith; or

	(iii)	if the Supplement specifies an alternative method for the determination of the Screen Rate Determination, then that alternative method applies.

(f)	Bank Bill Rate Determination

If Bank Bill Rate Determination is specified in the Supplement as the manner in which the Interest Rate is to be determined, the Interest Rate applicable to the Floating Rate MTNs for each Interest Period is the sum of the Margin and the Bank Bill Rate.

In this Condition:

	(i)	Bank Bill Rate means, for an Interest Period:

(A)

In the case of Australian Domestic Notes, the average mid rate for Bills having a tenor closest to the Interest Period as displayed on the “BBSW” page of the Reuters Monitor System on the first day of that Interest Period; and

(B)

In the case of New Zealand Domestic MTNs, the average mid rate for Bills having a tenor closest to the Interest Period as displayed on the "BKBM" page of the Reuters Monitor System on the first day of the Interest Period.

However, if the average mid rate is not displayed by 10:30 am on that day (or, in the case of New Zealand Domestic Notes, as close as reasonably practicable to 10.45 am (New Zealand time) on that day), or if it is displayed but the Calculation Agent determines that there is an obvious error in that rate, Bank Bill Rate means the rate determined by the Calculation Agent in good faith at approximately 10:30 am on that day (or, in the case of New Zealand Domestic Notes, as close as reasonably practicable to 10.45 am (New Zealand time) on that day), having regard, to the extent possible, to the mid rate of the rates otherwise bid and offered for bank accepted Bills of that tenor at or around that time; and

	(ii)	Bill has the meaning it has in the Bills of Exchange Act 1909 of Australia and a reference to the acceptance of a Bill is to be interpreted in accordance with that Act.

(g)	Interpolation

If the Supplement states that "Linear Interpolation" applies to an Interest Period, the Interest Rate for that Interest Period is determined through the use of straight line interpolation by reference to two ISDA Rates, Screen Rates, Bank Bill Rates or other floating rates specified in the Supplement.

The first rate must be determined as if the Interest Period were the period of time for which rates are available next shorter than the length of the Interest Period (or any alternative Interest Period specified in the Supplement).

The second rate must be determined as if the Interest Period were the period of time for which rates are available next longer than the length of the Interest Period (or any alternative Interest Period specified in the Supplement).

8	Structured MTNs

This Condition 8 (“Structured MTNs”) applies to the MTNs only if the Supplement states that it applies.

(a)	Interest on Structured MTNs

Each interest bearing Structured MTN bears interest on its outstanding principal amount from (and including) its Interest Commencement Date to (but excluding) its Maturity Date at the Interest Rate.

Interest is payable in arrears:

(i) on each Interest Payment Date; or

(ii)

if no Interest Payment Date is specified in the Supplement, each date which falls the number of months or other period specified as the Specified Period in the Supplement after the preceding Interest Payment Date (or in the case of the first Interest Payment Date, after the Interest Commencement Date).

(b)	Interest Rate

The Interest Rate payable in respect of an interest bearing Structured MTN must be determined in the manner specified in the Supplement.

9	General provisions applicable to interest

(a)	Maximum or Minimum Interest Rate

If the Supplement specifies a Maximum Interest Rate or Minimum Interest Rate for any Interest Period, then the Interest Rate for the Interest Period must not be greater than the maximum, or be less than the minimum, so specified.

(b)	Calculation of Interest Rate and interest payable

The Calculation Agent must, as soon as practicable after determining the Interest Rate in relation to each Interest Period for each Floating Rate MTN and interest bearing Structured MTN, calculate the amount of interest payable for the Interest Period in respect of the outstanding principal amount of that MTN.

Unless otherwise specified in the Supplement, the amount of interest payable is calculated by multiplying the product of the Interest Rate for the Interest Period and the outstanding principal amount of the MTN by the applicable Day Count Fraction.

The rate determined by the Calculation Agent must be expressed as a percentage rate per annum.

(c)	Calculation of other amounts

If the Supplement specifies that any other amount is to be calculated by the Calculation Agent, the Calculation Agent must, as soon as practicable after the time at which that amount is to be determined, calculate the amount in the manner specified in the Supplement.

(d)	Notification of Interest Rate, interest payable and other items

The Calculation Agent must notify the Issuer, the Registrar, the Holders, each other Agent and any stock exchange or other relevant authority on which the MTNs are listed of:

	(i)	each Interest Rate, the amount of interest payable and each other amount, item or date calculated or determined by it together with the Interest Payment Date; and

	(ii)	any amendment to any amount, item or date referred to in paragraph (a) arising from any extension or reduction in any Interest Period or calculation period.

The Calculation Agent must give notice under this Condition as soon as practicable after it makes its determination. However, it must give notice of each Interest Rate, the amount of interest payable and each Interest Payment Date by the fourth day of the Interest Period.

The Calculation Agent may amend its determination of any amount, item or date (or make appropriate alternative arrangements by way of adjustment) as a result of the extension or reduction of the Interest Period or calculation period without prior notice but must notify the Issuer, the Registrar, the Holders, each other Agent and each stock exchange or other relevant authority on which the MTNs are listed after doing so.

(e)	Determination final

The determination by the Calculation Agent of all amounts, rates and dates falling to be determined by it under these Conditions is, in the absence of manifest error, final and binding on the Issuer, the Registrar, each Holder and each other Agent.

(f)	Rounding

For the purposes of any calculations required under these Conditions (unless otherwise specified in the Supplement):

	(i)	all percentages resulting from the calculations must be rounded, if necessary, to the nearest ten-thousandth of a percentage point (with 0.00005 per cent. being rounded up to 0.0001 per cent.);

	(ii)	all figures must be rounded to four decimal places (with halves being rounded up); and

	(iii)	all amounts that are due and payable must be rounded (with halves being rounded up) to:

		(A)	in the case of Australian dollars or euro, one cent; and

		(B)	in the case of any other currency, the lowest amount of that currency available as legal tender in the country of that currency.

Part 4 Redemption and purchase

10	Redemption

(a)	Scheduled redemption

Each MTN is redeemable by the Issuer on the Maturity Date at its Redemption Amount unless:

	(i)	the MTN has been previously redeemed;

	(ii)	the MTN has been purchased and cancelled;

	(iii)	the Supplement states that the MTN has no fixed maturity date; or

	(iv)	its maturity is varied pursuant to any Issuer’s or Holder’s option in accordance with Conditions 10.5 (“Early redemption at option of the Holders (Holder put)”) or 11.6 (“Early redemption at option of the Issuer (Issuer call)”).

(b)	Partly Paid MTNs

Each Partly Paid MTN is redeemable on the Maturity Date in accordance with the Supplement.

(c)	Instalment MTNs

Each Instalment MTN is partially redeemable in the Instalment Amounts and on the Instalment Dates specified in the Supplement. The principal amount of each Instalment MTN is reduced by the Instalment Amount with effect from the related Instalment Date.

(d)	Early redemption for taxation reasons

The Issuer may redeem all (but not some) of the MTNs of a Series in whole, but not in part, at any time before their Maturity Date at the Redemption Amount and any interest accrued on the Redemption Amount to (but excluding) the redemption date and any Additional Amounts if:

	(i)	the Issuer is required under Condition 13 (“Taxation”) to pay an Additional Amount in respect of an MTN; or

	(ii)	any action has been taken by any taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States, whether or not such action was taken or brought with respect to the Issuer, or any change, amendment, application or interpretation shall be officially proposed on or after the Issue Date, which, in any such case, in the written opinion of independent legal counsel of recognised standing results in a substantial probability that the Issuer will be required to pay Additional Amounts on the MTNs as described under Condition 13 (“Taxation”).

However, the Issuer may only do so if:

	(A)	the Issuer has given at least 30 days’ (and no more than 60 days’) (or any other period specified in the Supplement) notice to the Registrar, the Holders, each other Agent and any stock exchange or other relevant authority on which the MTNs are listed; and

	(B)	before the Issuer gives the notice under paragraph (a), the Registrar has received:

		(I)	a certificate signed by two directors of the Issuer that the Issuer would be required under Condition 13 (“Taxation”) to pay an Additional Amount in respect of the MTNs; and

		(II)	(if applicable) an opinion of independent legal advisers of recognised standing; and

	(C)	in the case of Fixed Rate MTNs, no notice of redemption is given earlier than 90 days before the earliest date on which the Issuer would be obliged to pay Additional Amounts; and

	(D)	in the case of Floating Rate MTNs and Structured MTNs bearing a floating rate of interest:

		(I)	the proposed redemption date is an Interest Payment Date; and

		(II)	no notice of redemption is given earlier than 60 days before the Interest Payment Date occurring immediately before the earliest date on which the Issuer would be obliged to pay Additional Amounts.

(e)	Early redemption at the option of Holders (Holder put)

If the Supplement states that a Holder may require the Issuer to redeem all or some of the MTNs of a Series held by that Holder before their Maturity Date, the Issuer must redeem the MTNs specified by the Holder at the Redemption Amount and any interest accrued on the Redemption Amount to (but excluding) the redemption date if the following conditions are satisfied:

	(i)	the amount of MTNs to be redeemed is a multiple of their Denomination;

(ii)

the Holder has given at least 30 days’ (and no more than 60 days’) (or any other period specified in the Supplement) notice, to the Issuer and the Registrar by delivering to the Specified Office of the Registrar during normal business hours a completed and signed redemption notice in the form obtainable from the Specified Office of the Registrar together with any evidence the Registrar may require to establish title of the Holder to the MTN; and

(iii)

the notice referred to in paragraph (b) specifies an account in the country of the currency in which the MTN is denominated to which the payment should be made or an address to where a cheque for payment should be sent; and

	(iv)	the redemption date is an Early Redemption Date (Put) specified in the Supplement; and

	(v)	any other condition specified in the Supplement is satisfied.

A Holder cannot require the Issuer to redeem any MTN under this Condition 10.5 if the Issuer has given notice that it will redeem that MTN under Condition 10.4 (“Early redemption for taxation reasons”) or Condition 10.6 (“Early redemption at the option of the Issuer (Issuer call)”).

(f)	Early redemption at the option of the Issuer (Issuer call)

If the Supplement states that the Issuer may redeem all or some of the MTNs of a Series before their Maturity Date under this Condition, the Issuer may redeem such MTNs at the Redemption Amount and any interest accrued on the Redemption Amount to (but excluding) the redemption date.

However, the Issuer may only do so if:

	(i)	the amount of MTNs to be redeemed is, or is a multiple of, their Denomination;

	(ii)	the Issuer has given at least 30 days’ (and no more than 60 days’) (or any other period specified in the Supplement) notice to the Registrar, the Holders, each other Agent and any stock exchange or other relevant authority on which the MTNs are listed; and

(iii) the proposed redemption date is an Early Redemption Date (Call) specified in the Supplement; and

(iv) any other condition specified in the Supplement is satisfied.

(g)	Partial redemptions

If only some of the MTNs are to be redeemed under Condition 10.6 (“Early redemption at the option of the Issuer (Issuer call)”), the MTNs to be redeemed must be specified in the notice and selected:

(i) in a fair and reasonable manner; and

(ii) in compliance with any applicable law, directive or requirement of any stock exchange or other relevant authority on which the MTNs are listed.

(h)	Effect of notice of redemption

Any notice of redemption given under this Condition 10 (“Redemption”) is irrevocable.

(i)	Late payment

If an amount is not paid under this Condition 10 (“Redemption”) when due, then:

(i)

for an MTN (other than a Zero Coupon MTN or a Structured MTN), interest continues to accrue on the unpaid amount (both before and after any demand or judgment) at the default rate specified in the Supplement (or, if no default rate is specified, the last applicable Interest Rate) until the date on which payment is made to the Holder;

(ii) for a Zero Coupon MTN, the obligation to pay the amount is replaced by an obligation to pay the Amortised Face Amount recalculated as at the date on which payment is made to the Holder; and

(iii) for a Structured MTN as specified in the Supplement:

(I)

interest continues to accrue at the default rate specified in the Supplement (or, if no default rate is specified, the last applicable Interest Rate) until the date on which payment is made to the Holder; or

	(II)	the obligation to pay the amount is replaced by an obligation to pay an amount determined in the manner specified in the Supplement.

(j)	Purchase

The Issuer and any of its Related Entities may at any time purchase MTNs in the open market or otherwise and at any price. If purchases are made by tender, tenders must be available to all Holders alike. MTNs purchased under this Condition 10.10 may be held, resold or cancelled at the discretion of the purchaser and (if the MTNs are to be cancelled, the Issuer), subject to compliance with any applicable law or requirement of any stock exchange or other relevant authority on which the MTNs are listed.

Part 5 Payments

11	General provisions

(a)	Summary of payment provisions

Payments in respect of MTNs must be made in accordance with this Condition 11 and with Condition 12 (“Payments”).

(b)	Payments subject to law

All payments are subject to applicable law, but without prejudice to the provisions of Condition 13 (“Taxation”).

(c)	Payments on business days

If a payment is due on a day which is not a Business Day then the due date for payment is adjusted in accordance with the applicable Business Day Convention.

The Holder is not entitled to any additional payment in respect of that delay.

(d)	Impositions of exchange controls

If the Issuer reasonably determines that a payment on the MTNs cannot be made in Australian dollars due to restrictions imposed by the government of the Commonwealth of Australia or any agency or instrumentality thereof or any monetary authority in the Commonwealth of Australia, such payment will be made outside Australia in U. S. dollars by a cheque drawn on, or by credit or transfer to an account maintained by the holder with a bank located outside Australia. The Issuer shall give prompt notice to the holders of the MTNs if such a determination is made. The amount of U. S. dollars to be paid with respect to any such payment shall be the amount of U. S. dollars that could be purchased by the Issuer with the amount of Australian dollars payable on the date the payment is due, at the rate for sale in financial transactions of U. S. dollars (for delivery in Sydney two Business Days later) quoted by such bank at 10:00 a. m. local time in Sydney on the second Business Day prior to the date the payment is due.

(e)	Currency indemnity

The Issuer waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if a Holder receives an amount in a currency other than that in which it is due:

(i) it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual costs in connection with the conversion; and

(ii) the Issuer satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained by the Holder from the conversion referred to in Condition 11.5(a) after deducting the costs of the conversion.

12	Payments

(a)	Payment of principal

Payments of principal and any final Instalment Amount in respect of an MTN will be made to each person registered at the opening of business on the payment date as the holder of an MTN.

(b)	Payment of interest

Payments of interest and Instalment Amounts (other than the final Instalment Amount) in respect of an MTN will be made to each person registered at the close of business on the Record Date as the holder of that MTN.

(c)	Payments to accounts

Payments in respect of MTNs will be made:

	(i)	if the MTNs are held in the Austraclear System, by crediting on the payment date, the amount due to:

		(A)	the account of Austraclear (as the Holder) in the country of the currency in which the MTN is denominated previously notified to the Issuer and the Registrar; or

(B)

if requested by Austraclear, the accounts of the persons in whose Security Record (as defined in the Austraclear Regulations) an MTN is recorded in the country of the currency in which the MTN is denominated as previously notified by Austraclear to the Issuer and the Registrar in accordance with Austraclear Regulations;

	(ii)	if the MTNs are held in the Austraclear New Zealand System, by crediting on the Payment Date, the amount due to:

		(ii)	the account of the Custodian (as the Holder) in the country of the currency in which the MTN is denominated previously notified to the Issuer and the Registrar; or

(iii)

if requested by the Custodian, the accounts of the persons in whose Security Record an MTN is recorded in the country of the currency in which the MTN is denominated as previously notified by the Custodian to the Issuer and the Registrar in accordance with the Austraclear New Zealand Regulations; and

(iii)

if the MTNs are not held in a Clearing System, by crediting on the payment date, the amount then due under each MTN to an account in the country of the currency in which the MTN is denominated previously notified by the Holder to the Issuer and the Registrar.

(d)	Payments by cheque

If the Holder has not notified the Registrar of an account to which payments to it must be made by the close of business on the Record Date, payments in respect of the MTN will be made by cheque sent by prepaid post on the Business Day immediately before the payment date, at the risk of the registered Holder, to the Holder (or to the first named joint holder of the MTN) at its address appearing in the Register at the close of business on the Record Date. Cheques sent to the nominated address of a Holder are taken to have been received by the Holder on the payment date and, no further amount is payable by the Issuer in respect of the MTNs as a result of the Holder not receiving payment on the due date.

13	Taxation

All payments of principal and interest on the MTNs will be made without deduction or withholding for or on account of any present or future tax, assessment or other governmental charge, of whatever nature, imposed or levied by or within the United States or Australia or by or within any political subdivision or taxing authority thereof or therein, except as required by law. The Issuer will, subject to certain limitations and exceptions set forth below, pay to a Holder who is a United States Alien (as the case may be) such additional amounts (“Additional Amounts”) as may be necessary so that every net payment by the Issuer or any of its Agents of principal or interest with respect to the MTNs after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Holder (or as a result of such payment) by or within the United States or Australia (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such MTNs to be then due and payable. However, the Issuer will not be required to make any payment of Additional Amounts for or on account of:

	(i)	any tax, assessment or other governmental charge which would not have been so imposed but for:

		(A)	the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been present therein, being or having been a citizen or resident thereof, being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

		(B)	the failure of such holder to comply with any certification, identification or information reporting requirements under the income tax laws and regulations of the United States, without regard to any tax treaty, or any political subdivision or taxing authority thereof or therein to establish entitlement to an exemption from withholding as a United States Alien; or

		(C)	the claim for payment in relation to an MTN being made on a date more than 10 days after the date on which such payment is due or is duly provided for, whichever occurs later;

	(ii)	a holder who would have been able to avoid such withholding or deduction by satisfying any statutory or procedural requirements including, without limitation, the provision of information;

	(iii)	any estate, inheritance, gift, sales, transfer, personal property, or any similar tax, assessment or governmental charge;

	(iv)	any tax, assessment or other governmental charge which is payable other than by withholding from payments of principal of or interest on such MTN;

(v)

any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company, private foundation or other tax exempt organisation, passive foreign investment company, foreign personal holding company bank or controlled foreign corporation with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(vi)

any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote; or

(vii)

to, or to a third party on behalf of, a Holder who is liable to such Taxes in respect of such MTN by reason of the person having some connection with a Relevant Tax Jurisdiction other than the mere holding of such MTN or receipt of payment in respect of the MTN provided that a Holder shall not be regarded as having a connection with Australia for the reason that the Holder is a resident of Australia within the meaning of the Australian Tax Act where, and to the extent that, such taxes are payable by reason of section 128B(2A) of the Australian Tax Act;

	(viii)	to, or to a third party on behalf of, a Holder who could lawfully avoid (but has not so avoided) such Taxes by complying or procuring that any third party complies with any statutory requirements or by making or procuring that any third party makes a declaration of non-residence or similar case for exemption to any tax authority;

	(ix)	to, or to a third party on behalf of, a Holder who is an Offshore Associate of the Issuer and not acting in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act;

	(x)	to, or to a third party on behalf of an Australian resident Holder or a non-resident Holder carrying on business in Australia at or through a permanent establishment of the non-resident in Australia. If the Holder has not supplied an appropriate tax file number, an Australian business number or other exemption details;

	(xi)	in such other circumstances as may be specified in the Supplement; or

	(xii)	any combination of paragraphs (a) to (k) above,

nor shall Additional Amounts be paid with respect to a payment of principal of or interest on any MTN to a holder that is not the beneficial owner of such MTN to the extent that the beneficial owner thereof would not have been entitled to the payment of such Additional Amounts had such beneficial owner been the holder of such MTN.

14	Time limit for claims

A claim against the Issuer for a payment under an MTN is void unless made within:

	(i)	in the case of principal, 10 years; and

	(ii)	in the case of interest and other amounts, 5 years, from the date on which payment first becomes due.

Part 6 Events of Default

15	Events of Default

(a)	Events of Default

An Event of Default in relation to a Series of MTNs means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

	(i)	Non-payment: default in the payment of any interest upon any MTN of that Series when it becomes due and payable, and continuance of such default for a period of 30 days; or default in the payment of the principal of or any premium on any MTN of that Series at its Maturity Date, and continuance of such default for a period of five days;

	(ii)	Breach of other obligations: the Issuer does not perform or comply with any one or more of its other obligations in the MTNs (other than an obligation a default in whose performance or whose breach is elsewhere in these Conditions specifically dealt with or which has expressly been included in these Conditions solely for the benefit of a Series of MTNs other than that Series) which default is incapable of remedy or is not remedied within 60 days after a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given to the Issuer by the Registrar, or to the Issuer and the Registrar by a Holder at its Specified Office by registered or certified mail;

	(iii)	Cross default: default in respect of any other indebtedness for borrowed money of the Issuer or its Subsidiary in excess of US$50,000,000 that has become or has been declared due and payable prior to maturity, which default has continued for 15 days after the Issuer or the Issuer on behalf of the Subsidiaries, has received notice from a Holder requiring such default to be remedied;

	(iv)	Ownership: the failure at any time of American Express Company or any successor corporation:

		(A)	to own, directly or through one or more wholly-owned Subsidiaries, 100% of the Voting Stock of the Issuer; and

		(B)	if the Issuer has outstanding any shares of capital stock, other than Voting Stock, to own, directly or through one or more wholly-owned Subsidiaries, shares representing at least 80% of the Voting Stock of the Issuer;

	(v)	Breach of Condition 4: the failure of the Issuer to observe and perform the covenants contained in Condition 4 (“Restriction on the Issuer”);

	(vi)	Insolvency: the entry by a court having jurisdiction in the premises of:

		(A)	a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganisation or other similar law; or

		(B)	a decree or order adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of the Issuer under any applicable United States federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

	(vii)	Winding up:
(A)

the commencement by the Issuer of a voluntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganisation or other similar law, or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(B)

the consent by the Issuer to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable United States federal or state bankruptcy, insolvency, reorganisation or other similar law, or to the commencement of any bankruptcy or insolvency case or proceeding against it; or

(C)

the filing by the Issuer of a petition or answer or consent seeking reorganisation or relief under any applicable United States federal or state law, or the consent by the Issuer to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of any substantial part of its property; or

		(D)	the making by the Issuer of an assignment for the benefit of creditors; or

		(E)	the admission by the Issuer in writing of its inability to pay its debts generally as they become due; or

		(F)	the taking of corporate action by the Issuer in furtherance of any action in (i) to (v) above.

(b)	Consequences of an Event of Default

If an Event of Default occurs and continues unremedied in relation to the MTNs, then a Holder may declare by notice to the Issuer (with a copy to the Registrar) that each MTN held by it is to be redeemed at its Redemption Amount (together with any accrued interest) in which case those amounts become immediately due and payable.

(c)	Rectification

The Holder’s right to declare the MTNs of any Series due and payable terminates if the situation giving cause to it has been cured before such right is exercised, or the Holders waive the Event of Default by Extraordinary Resolution.

(d)	Notification

If an Event of Default occurs, the Issuer must promptly after becoming aware of it notify the Registrar of the occurrence of the Event of Default (specifying details of it) and use its reasonable endeavours to ensure that the Registrar promptly notifies Holders, each other Agent and any stock exchange or other relevant authority on which the MTNs are listed of the occurrence of the Event of Default.

Part 7 General

16	Agents

(a)	Role of Agents

In acting under an Agency Agreement, each Agent acts solely as agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for or with any Holder, except that any funds held by the Agent for payment of principal or of interest on, or Additional Amounts with respect to, any MTN shall be held in trust by it and applied as set forth herein, but need not be segregated from other funds held by it, except as required by law. For a description of the duties and the immunities and rights of an Agent under the relevant Agency Agreement, reference is made to the relevant Agency Agreement, and the obligations of the Agent to the Holders are subject to such immunities and rights.

(b)	Appointment and replacement of Agents

Each initial Agent for a Series of MTNs is specified in the Supplement. Subject to Condition 16.4 (“Required Agents”), the Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint a successor.

(c)	Change of Agent

Notice of any change of an Agent or its Specified Offices must promptly be given to the Holders by the Issuer or the Agent on its behalf.

(d)	Required Agents

The Issuer must:

(i) at all times maintain a Registrar; and

(ii) if a Calculation Agent is specified in the Supplement, at all times maintain a Calculation Agent.

17	Meetings of Holders

The Meetings Provisions contain provisions (which have effect as if incorporated in these Conditions) for convening meetings of the Holders of any Series to consider any matter affecting their interests, including any variation of these Conditions by Extraordinary Resolution.

18	Variation

(a)	Variation with consent

Unless Condition 18.2 (“Variation without consent”) applies, any Condition may be varied by the Holders by Extraordinary Resolution in accordance with the Meetings Provisions.

(b)	Variation without consent

Any Condition may be amended by the Issuer without the consent of the Holders if the amendment:

(i) is of a formal, minor or technical nature;

(ii) is made to correct a manifest error;

(iii)

is made to cure any ambiguity or correct or supplement any defective or inconsistent provision and, in the reasonable opinion of the Issuer, is not materially prejudicial to the interests of the Holders; or

(iv) only applies to MTNs issued by it after the date of amendment.

19	Further issues

The Issuer may from time to time, without the consent of the Holders, issue further Tranches of MTNs having the same Conditions as the MTNs of any Series in all respects (or in all respects except for the first payment of interest) so as to form a single series with the MTNs of that Series.

20	Notices

(a)	Notices to Holders

All notices and other communications to Holders must be in writing and must be left at the address of or sent by prepaid post (airmail, if appropriate) to the address of the Holder (as shown in the Register at the close of business on the day which is 3 Business Days before the date of the notice or communication).

They may also be:

(i) given by an advertisement published in the Australian Financial Review or The Australian; or

(ii) if the Supplement specifies an additional or alternate newspaper, given by an advertisement published in that newspaper.

(b)	Notices to the Issuer and the Agents

All notices and other communications to the Issuer or an Agent must be in writing and may be left at the address of, or sent by prepaid post (airmail, if appropriate) to, the Specified Office of the Issuer or the Agent.

(c)	When effective

All notices and communications provided pursuant to clause 21.1 and 21.2 take effect from the time they are received unless a later time is specified in them.

(d)	Deemed receipt - publication in newspaper

If published in a newspaper, they are taken to be received on the first date that publication has been made in all the required newspapers.

(e)	Deemed receipt - postal

If sent by post, they are taken to be received five days after posting.

21	Governing law

(a)	Governing law

The MTNs are governed by the law in force in New South Wales.

(b)	Jurisdiction

The Issuer submits, and each Holder is taken to have submitted, to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them. The Issuer waives any right it has to object to an action being brought in those courts including by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

(c)	Serving documents

Without preventing any other method of service, any document in any action may be served on the Issuer or a Holder by being delivered to, or left at, their registered office or principal place of business .

(d)	Process agent

The Issuer appoints Emesco Agents Pty Ltd (ABN 38 000 405 265) currently of Level 19, Aurora Place, 88 Phillip Street, Sydney NSW 2000 Australia to receive any document referred to in clause 22.3 (“Serving documents”). If for any reason that person ceases to be able to act as such, the Issuer must immediately appoint another person with an office located in the Commonwealth of Australia to receive any such document and promptly notify the Holders of such appointment.

Form of Supplement

The Supplement that will be issued in respect of each Tranche of Notes will be substantially in the form set out below.

Series No.:	[•]

Tranche No.:	[•]

AMERICAN EXPRESS CREDIT CORPORATION
(incorporated in the State of Delaware, the United States of America)
(registered in Australia as a foreign company
under the Corporations Act 2001 of Australia with ABN 99 110 265 088)

A$6,000,000,000

Australian Debt Issuance Programme

Issue of

[Aggregate Principal Amount of Series/Tranche]
[Title of Notes] (“Notes”)

The date of this Supplement is [•].

This Supplement (as referred to in the Information Memorandum dated [•] 2006 (“Information Memorandum”) in relation to the above Programme) relates to the Tranche of Notes referred to above. It is supplementary to, and should be read in conjunction with the Information Memorandum and the Note Deed Poll executed by the Issuer dated [•] (“Note Deed Poll”).

This Supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorised or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the Notes or the distribution of this Supplement in any jurisdiction where such action is required.

Terms used but not otherwise defined in this Supplement have the meaning given in the Conditions. A reference to a “Condition” in this Supplement is a reference to the corresponding Condition as set out in the Information Memorandum.

The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended ("Securities Act''). Notes may not be offered, sold or delivered within the United States or to or for the account of U.S. persons unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and applicable U.S. tax law requirements are satisfied. For a description of certain restrictions on offers and sales of Notes and on distribution of this Supplement and the Information Memorandum, see the section entitled "Selling Restrictions'' in the Information Memorandum.

The Notes are not guaranteed by the Commonwealth of Australia.

The particulars to be specified in relation to the Tranche of Notes referred to above are as follows:

1	Issuer	: American Express Credit Corporation

2	Type of Notes	: [Fixed Rate / Floating Rate / Zero Coupon /
Index Linked / Instalment / other]
[Australian Domestic MTN / New Zealand
Domestic MTN]

3	If to form a single Series with an	: [Specify]
existing Series, specify the existing
Series and the date on which all
Notes of the Series are
consolidated, if not the Issue Date

4	Method of distribution	: [Private / Syndicated Issue]

5	Lead Manager	: [Name(s)]

6	Purchasing Dealer[s]	: [Name]

7	Principal Amount of	: [Specify]
[Series/Tranche]

8	Issue Date	: [Specify]

9	Issue Price	: [Specify]

10	Net proceeds	: [Specify]

11	Currency and denomination	: [Specify currency and amount]

12	Maturity Date	: [Specify] [In the case of an amortising Notes,
insert the date on which the last instalment of
principal is payable].
13	Status of the Notes:	The Notes constitute unsecured and
unsubordinated obligations of the Issuer.

14	If the Notes are Fixed Rate Notes	: Condition 6 applies: [Yes / No]

	Fixed Coupon Amount	: [Specify]

	Interest Rate	: [Specify]

	Interest Commencement Date, if not	: [Specify]
Issue Date

	Interest Payment Dates	: [Specify]

	Business Day Convention	: [Following Business Day Convention /
Preceding Business Day Convention / No
Adjustment / other]

	Day Count Fraction	: [Specify]

15	If the Notes are Floating Rate Notes	: Condition 7 applies: [Yes / No]

	Interest Commencement Date, if not	: [Specify / Not applicable]
Issue Date

	Interest Rate	: [Specify method of calculation]

	Interest Payment Dates	: [Specify dates or the Specified Period]

	Business Day Convention	: [Floating Rate Convention (specify interest
period) / Following Business Day Convention /
Modified Following Business Day Convention /
Preceding Business Day Convention / No
Adjustment / other]

	Margin	: [Specify] (state if positive or negative)

	Day Count Fraction	: [Specify]

	Fallback Interest Rate	: [Specify / Not applicable]

	Interest Rate Determination	: [ISDA Determination / Screen Rate
Determination / Bank Bill Rate Determination]

[If ISDA Determination applies,
specify]

	Floating Rate Option	: [Specify]

	Designated Maturity	: [Specify]

	Reset Date	: [Specify]

[If Screen Rate Determination applies,
specify]

	Relevant Screen Page	: [Specify]

	Relevant Time	: [Specify]

	Reference Rate	: [Specify]

	Reference Banks	: [Specify]

	Interest Determination Date	: [Specify]

[If Bank Bill Rate Determination
applies, specify]

	Bank Bill Rate	: [Yes / No] [Set out any variation to the
Conditions]

16	Relevant Financial Centre	: [Applicable (specify) / Not applicable]

17	Linear Interpolation	: [Applicable / Not applicable] [If applicable,
provide details]

18	If Notes are Structured Notes	: Condition 8 applies: [Yes / No]

[Specify full interest determination provisions,
including Interest Commencement Date, rate or
calculation basis for interest or actual amounts
of interest payable, amount and dates for
payment, minimum / maximum rates / late
payment default]

[Specify any relevant investment risks]

19	Amortisation Yield	: [Specify] [In the case of Zero Coupon Notes,
specify the Reference Price]

20	If Notes are Instalment Notes	: [Specify details of Instalments including
Instalment Amount and Instalment Dates]

21	If Notes are Partly Paid Notes	: [Specify details]

22	Business Day Convention	: [Specify]

23	Redemption Amount	: [Specify any variations to the Redemption
Amount as defined in the Conditions]

24	Early Redemption Amount (Tax)

	If Early Redemption Amount (Tax)	: [Specify]
is not the Redemption Amount plus
interest accrued on each Note to
(but excluding) the redemption date
insert amount or full calculation
provisions

25	Early Redemption Amount (Default)	: [Specify]

If Early Redemption Amount
(Default) is not the Redemption
Amount plus interest accrued on
each Note to (but excluding) the
redemption date insert amount or
full calculation provisions

26	[Events of Default]	: [Specify any additional (or modifications to)
Events of Default]

27	[Additional or alternate	: [Specify any additional or alternate newspapers
	newspapers]	for the purposes of Condition 20.1(b)]

28	[Taxation]	: [Specify any additional circumstances in which
an exception to the gross up obligation are to
apply pursuant to Condition 13]

29	Other relevant terms and	: [Specify any Conditions to be altered, varied,
	conditions	deleted otherwise than as provided above and
also any additional Conditions to be included]

30	Registrar	: [Name and address]

[If required, specify details of Agency
Agreement]

[If required, specify any other Agents]

31	[Calculation Agent]	: [Name and address]
[If required, specify details of Agency
Agreement]

32	Clearing System(s)	: [Austraclear / Specify others]

33	ISIN	: [Specify]

34	[Common Code]	: [Specify]

35	[Selling restrictions]	: [Specify any variation to the selling restrictions]

36	Listing	: [Unlisted / Specify]

37	[Investment risks]	[Specify any relevant investment risks]

38	[Other amendments]	: [Specify]

39	Australian interest withholding tax	: [The [Notes] satisfy the public offer test as the
issue resulted from the [Notes] being offered for
issue to at least 10 persons each of whom
was carrying on a business of providing finance,
or investing or dealing in securities, in the course
of operating in financial markets and was not
known, or suspected, by the Dealer to be an
associate (as defined in section (8F(9)) of any
of the above persons as a result of the IM
being publicly available in capital markets.]

CONFIRMED

For and on behalf of
American Express Credit Corporation

By:

Name:

Title:

Date: